Exhibit 99.1

CorEnergy Declares Common and Preferred Stock Dividends and Schedules Earnings Release for First Quarter 2017

KANSAS CITY, Mo.—April 26, 2017

First Quarter 2017 Common and Preferred Stock Dividend Declaration

CorEnergy Infrastructure Trust, Inc. ("CorEnergy" or the "Company") announced today that its Board of Directors declared a first quarter 2017 dividend of $0.75 per share (or $3.00 per share annualized) for its common stock. The dividend is payable on May 31, 2017, to shareholders of record on May 16, 2017.

The Board of Directors also declared a cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the first quarter, ending March 31, 2017. Following CorEnergy’s closing of its follow-on offering of additional depositary shares representing its 7.375% Series A Cumulative Redeemable Preferred Stock on April 18, 2017, CorEnergy has 50,050,000 depositary shares outstanding (as of April 26, 2017), each entitled to receipt of the dividend. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on May 31, 2017, to shareholders of record on May 16, 2017.

First Quarter Earnings Release Scheduled for May 3, 2017

CorEnergy will report earnings results for its first quarter 2017 ended March 31, 2017 on May 3, 2017.

CorEnergy will host a conference call on Thursday, May 4, 2017, at 1:00 p.m. Central Time to discuss its financial results. Please dial into the call at 877-407-8035 (for international, 1-201-689-8035) approximately five to ten minutes prior to the scheduled start time. The call will also be webcast in a listen-only format. A link to the webcast will be accessible at corenergy.reit.

A replay of the call will be available until 10:59 p.m. Central Time on June 4, 2017 by dialing 877-481-4010 (for international, 1-919-882-2331). The Conference ID is 10338. A replay of the conference call will also be available on the Company’s website.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements."

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corenergy.reit

Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit